Exhibit 99.2

RAMBUS UPDATES SECOND QUARTER GUIDANCE
LOS ALTOS, Calif. – June 22, 2009 — Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, announced today that it has updated its guidance for the quarter ending June 30, 2009. The Company revised its guidance for revenue and expenses for the quarter. The Company expects revenue for the quarter to be between $26.7 million and $27.2 million. Adjusted operating expenses for the quarter, excluding stock-based compensation expenses and any stock-based compensation restatement expenses or benefits, are expected to be between $42 million and $45 million, which includes litigation expenses between $15 million and $17 million. Rambus initially provided revenue guidance for the quarter in the range of between $27 million and $30 million. Rambus also initially provided adjusted operating expenses guidance for the quarter, excluding stock-based compensation expenses and any stock-based compensation restatement expenses or benefits, of $43 million to $48 million, which included litigation expenses in the range of between $12 million and $16 million.
“Our updated guidance reflects the impact of the current macro-economic situation and its effect on the sales of semiconductors and consumer electronic systems,” said Harold Hughes, president and chief executive officer at Rambus.  “We continue our goal of managing expenses on a conservative basis, but also continue to incur legal expenses which vary depending on developments in cases or the actions of our litigation opponents.”
Forward Looking Statements and Other Information
This press release contains forward-looking statements related to our guidance and expected results of operations for the quarter ending June 30, 2009. Actual results may differ materially from those contained in the forward-looking statements. Please refer to the documents Rambus files from time to time with the SEC, including Rambus’ most recent Form 10-K and Form 10-Q and the Current Report on Form 8-K filed by Rambus regarding the adoption of FASB Staff Position APB 14-1. These SEC filings contain and identify important factors that could cause Rambus’ consolidated financial results to differ materially from those contained in Rambus’ forward-looking statements. Although Rambus believes that the expectations reflected in the forward-looking statements are reasonable, Rambus cannot guarantee future results, levels of activity, performance, or achievements. Rambus is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results. Our business generally is subject to a number of risks which are described more fully in our SEC filings including our Forms 10-K and 10-Q.
The Company’s presentation of guidance on adjusted operating expenses excludes the generally accepted accounting principles (GAAP) measures of stock-based compensation expenses and any stock-based compensation restatement expenses or benefits, which the Company is unable to estimate at this time. The Company believes the presentation of adjusted operating expenses provides management and investors with meaningful information to understand and analyze the Company’s second quarter guidance. However, this presentation should not be considered in isolation or as a substitute for the comparable GAAP measurement, when available.
About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, Korea and Taiwan. Additional information is available at www.rambus.com.
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Press Contact:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com